Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Art Technology Group, Inc. for the registration of debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements of Art Technology Group, Inc, and the effectiveness of internal control over financial reporting of Art Technology Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Boston, Massachusetts
October 30, 2009